UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3025021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

211 Main Street

San Francisco, CA 94105

(Address of Principal Executive Offices)

THE CHARLES SCHWAB CORPORATION FINANCIAL CONSULTANT

CAREER ACHIEVEMENT AWARD PROGRAM

(Full title of the plan)

Joseph R. Martinetto

Executive Vice President and Chief Financial Officer

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Telephone: (415) 667-7000

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$200,000,000	100%	$200,000,000	$25,760

(1)	The Compensation Obligations being registered are general unsecured obligations of The Charles Schwab Corporation to pay incentive deferred compensation in the future to a select group of management or highly compensated employees in accordance with the terms of The Charles Schwab Corporation Financial Consultant Career Achievement Award Program.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

The Charles Schwab Corporation, a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register amounts of cash compensation to be deferred and payable in the future under the terms of The Charles Schwab Corporation Financial Consultant Career Achievement Award Program (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and in the Note to Part I of Form S-8.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on February 22, 2013, as updated by the Registrant’s Current Report on Form 8-K filed with the Commission on June 24, 2013.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 28, 2013 and September 30, 2013, filed with the Commission on May 7, 2013, August 6, 2013 and November 6, 2013, respectively.

(c) The Registrant’s Current Reports on Form 8-K filed on January 30, 2013, May 21, 2013, and July 25, 2013 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

All reports or other documents subsequently filed by the Registrant with the Commission and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities

The Plan provides a select group of management or highly compensated employees of the Registrant or its subsidiaries with the opportunity to receive certain incentive deferred cash compensation subject to the fulfillment of certain conditions, including satisfaction of certain age and service requirements, notice of intention to retire, compliance with post-termination obligations and assistance in transferring clients to a new financial consultant. The Plan applies to cash compensation that is awarded to qualified employees (“Participants”) after January 1, 2014. The following summary of the Plan is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to this Registration Statement.

The obligations of the Registrant under the Plan (the “Compensation Obligations”) will be general unsecured obligations of the Registrant to pay compensation in the future to Participants in accordance with the terms of the Plan from the general assets of the Registrant, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Such obligations will be denominated and payable in United States dollars. Registrant is under no obligation to fully fund the Compensation Obligations.

Subject to the terms and conditions set forth in the Plan, the Registrant, at its option, may make annual awards of incentive deferred cash compensation to Participants. The Registrant will maintain a phantom deferral account (a “Deferral Account”) for each Participant. All of the awards made to a Participant will be credited to his or her Deferral Account. Amounts credited to Participants’ Deferral Accounts will be adjusted periodically (not less frequently than annually) to reflect the performance of one or more phantom investments. The administrator of the Plan (the “Administrator”) has the right to determine the types and number of phantom investment options, and may give Participants the opportunity to pick phantom investments from a list of options that it has chosen. Each phantom investment option offers its own risks and potential returns. No representation is made regarding the future performance of any phantom investment option. Deferral Accounts are bookkeeping entries only; no assets of the Registrant are being set aside to fund the Compensation Obligations and the Registrant is not obligated to actually invest any deferred amounts in those phantom investment options. A Participant’s Deferral Account does not give a Participant any interest in or claim to any specific asset of the Registrant, nor shall it be deemed to create a trust for the benefit of the Participant or a fiduciary relationship between the Administrator or the Registrant and the Participant.

In accordance with the terms of the Plan, the Administrator shall have discretionary authority to construe and interpret the Plan, to select the employees who may participate in the Plan, to terminate an employee’s participation in the Plan, and to take all other actions necessary or appropriate for the administration of the Plan, including without limitation determining which phantom investment options will be offered, discontinuing a phantom investment option with respect to some or all Deferral Accounts, and transferring Participants’ phantom investments from discontinued phantom investment options to replacement phantom investment options.

Following the fifth anniversary of the Plan, Compensation Obligations will be paid to a Participant beginning 18 months following a Participant’s retirement, subject to certain conditions, including satisfaction of certain age and service requirements, notice of intention to retire, compliance with post-termination obligations and assistance in transferring clients to a new financial consultant. Following a Participant’s disability prior to age 60 and conditioned on the participant’s continuous disability through age 65, Compensation Obligations will begin to be paid to such Participant after the Participant reaches the age of 65, subject to certain conditions, including that the Participant has been credited with at least 10 years of service to the Registrant. Payments of Compensation Obligations in the case of retirement or disability shall be made annually over a 15 year period. Upon a Participant’s death, Compensation Obligations will be paid in a lump sum to such Participant’s beneficiary within 60 days. Amounts payable to certain specified employees upon termination of employment will be deferred for at least six months to the extent required under Section 409A of the Internal Revenue Code. In the event a Participant voluntarily terminates his or her service with the Registrant or is involuntarily terminated (other than in the case of death or disability), awards granted to such Participant under the Plan will not vest and the Participant’s rights with respect to any Compensation Obligations will be permanently extinguished.

No amount payable under the Plan will be subject to assignment, transfer, pledge or hypothecation. The Administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law. The Registrant reserves the right to amend or terminate the Plan at any time.

The total amount of Compensation Obligations is not estimable at this time because the amount will vary depending upon the number of Participants, the amounts of compensation awarded to Participants, and the performance of the phantom investment options. The duration of the Plan is indefinite (subject to the Registrant’s ability to terminate the Plan).

The Compensation Obligations are not convertible into another security of the Registrant. The Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Compensation Obligations, enforcing covenants and taking action upon a default by the Registrant.

Item 5. Interests of Named Experts and Counsel.

Arnold & Porter LLP will pass on the legality of the Compensation Obligations. Certain attorneys of Arnold & Porter LLP beneficially own an aggregate of less than 1% of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article 8 of the Registrant’s certificate of incorporation provides that, pursuant to Delaware law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (1) any breach of a director’s duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (4) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

The Registrant’s bylaws also provide for the indemnification of both the Registrant’s directors and officers within the limitations permitted by Delaware law and the Registrant has entered into indemnification agreements with its directors which provide that the Registrant will indemnify the directors to the fullest extent authorized by law.

The Registrant has obtained directors’ and officers’ liability and corporate reimbursement insurance covering all officers and directors of the Registrant and its subsidiaries and providing for the reimbursement of amounts paid by the Registrant or its subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

5	Opinion of Counsel.

23.1	Independent Auditor’s Consent.

23.2	Consent of Counsel (included in Exhibit 5).

24	Powers of Attorney (included as part of the signature page to this Registration Statement).

99	The Charles Schwab Corporation Financial Consultant Career Achievement Award Program.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 16th day of December 2013.

THE CHARLES SCHWAB CORPORATION

/s/ Walter W. Bettinger II
Walter W. Bettinger II
President, Chief Executive Officer and Director (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles R. Schwab, Walter W. Bettinger II and Joseph R. Martinetto, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on this 16th day of December 2013 by the following persons in the capacities indicated.

Name and Signature	Title

/s/ Walter W. Bettinger II Walter W. Bettinger II	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Joseph R. Martinetto Joseph R. Martinetto	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Charles R. Schwab Charles R. Schwab	Chairman of the Board

/s/ Nancy H. Bechtle Nancy H. Bechtle	Director

/s/ C. Preston Butcher C. Preston Butcher	Director

/s/ Stephen A. Ellis Stephen A. Ellis	Director

/s/ Mark A. Goldfarb Mark A. Goldfarb	Director

/s/ Frank C. Herringer Frank C. Herringer	Director

/s/ Stephen T. McLin Stephen T. McLin	Director

/s/ Arun Sarin Arun Sarin	Director

/s/ Paula A. Sneed Paula A. Sneed	Director

/s/ Roger O. Walther Roger O. Walther	Director

/s/ Robert N. Wilson Robert N. Wilson	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5	Opinion of Counsel.

23.1	Independent Auditor’s Consent.

23.2	Consent of Counsel (included in Exhibit 5).

24	Powers of Attorney (included as part of the signature page to this Registration Statement).

99	The Charles Schwab Corporation Financial Consultant Career Achievement Award Program.